Exhibit 10.1

TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement (“Agreement”), dated as of September 19, 2008 (the “Effective Date”), is by and between HealthTronics, Inc., a Georgia corporation (“HealthTronics”), and Ross. A. Goolsby (“Goolsby”).

RECITALS

WHEREAS, Goolsby has served as Senior Vice President and Chief Financial Officer of HealthTronics pursuant to the terms of an Executive Employment Agreement, effective as of January 8, 2007 (as amended, the “Employment Agreement”);

WHEREAS, on the date hereof, Goolsby has resigned, effective September 30, 2008 (the “Termination Date”), from all of his officer, director and employment positions with HealthTronics and its subsidiaries;

WHEREAS, HealthTronics and Goolsby agree that it is in their mutual interests that the Employment Agreement and their employment relationship be terminated upon the terms and conditions provided in this Agreement (the “Termination”); and

WHEREAS, HealthTronics desires to engage the service of Goolsby as a consultant and Goolsby desires to accept such engagement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination of Employment Agreement and Employment Relationship. HealthTronics and Goolsby hereby terminate the Employment Agreement and agree that the other shall no longer be bound by, and is hereby released from, any and all of the terms, obligations and conditions contained in the Employment Agreement (except as provided in Section 7 hereof); provided, that Goolsby shall be entitled to be paid, based on his current salary, his accrued and unpaid salary through the Termination Date in accordance with HealthTronics’ regular payroll practices. Goolsby hereby irrevocably resigns effective as of the Termination Date, and HealthTronics hereby accepts such resignation, from any and all director, manager, employment and officer positions, relations, and responsibilities that Goolsby may hold or claim to hold with HealthTronics and any of HealthTronics’ subsidiaries and/or affiliates (collectively, including HealthTronics, the “Affiliated Entities,” and individually, an “Affiliated Entity”). Goolsby agrees that, except as set forth in the proviso in the first sentence of this Section 1, Goolsby irrevocably forfeits any rights to receive any future compensation for Goolsby’s prior performance (including, without limitation, salary, incentive compensation and/or stock options) that Goolsby may have been entitled to receive under the Employment Agreement.

2. Stock Options. HealthTronics and Goolsby acknowledge and agree that (a) Schedule 1 hereto sets forth the outstanding stock options to acquire HealthTronics common stock owned by Goolsby immediately following the execution of this Agreement (the “Stock Options”) and (b) other than the Stock Options, Goolsby forfeits any rights to any other, and holds no, options, warrants, convertible securities, restricted stock awards, phantom or other rights to acquire HealthTronics common stock. HealthTronics and Goolsby agree that the Stock Options shall continue in full force and effect under the terms of the stock option plan(s) and agreement(s) governing such Stock Options, including that any unvested Stock Options existing at the expiration of the Consulting Services Period (as defined below) would be cancelled at such time. HealthTronics and Goolsby agree that any unvested restricted stock awards held by Goolsby immediately prior to the date hereof are hereby terminated and of no further force and effect.

3. Severance Payment. HealthTronics will pay Goolsby $95,000 in a lump sum on the Termination Date, less applicable withholdings.

4. Continuation of Benefits. From the Termination Date until the earlier of (a) January 7, 2009 and (b) the expiration of the Consulting Services Period (as defined below), or such additional period of continued participation as required by applicable law, Goolsby shall be entitled to continue to participate in HealthTronics’ employee benefit plans made generally available by HealthTronics to its employees, but only to the extent permitted under applicable law and the terms of such plans. To the extent Goolsby elects continuation coverage under the HealthTronics’ medical plan as required to be provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), HealthTronics shall reimburse Goolsby for expenditures made by Goolsby to continue such medical coverage to the extent necessary to provide the same cost of coverage for Goolsby under such plan as of the Effective Date; provided, that (x) Goolsby shall provide HealthTronics documentation reasonably acceptable to HealthTronics to evidence such expenditures, and (y) HealthTronics’ obligation to reimburse for such expenditures shall terminate upon the sooner to occur of (i) the expiration of the period of coverage under the HealthTronics’ medical plan as provided under COBRA, and (ii) the date upon which Goolsby is eligible to participate in the medical or health plan of a new employer. In no event shall HealthTronics be responsible for making payments directly to the provider for the HealthTronics’ medical plan with respect to COBRA coverage.

5. Consulting Services. From October 1, 2008 until January 7, 2009 (the “Consulting Services Period”), Goolsby shall render consulting services (the “Services”) to the Affiliated Entities as may be requested by HealthTronics from time to time, including but not limited to assisting HealthTronics in evaluating strategic opportunities and operational performance. Goolsby shall not incur any travel or other expenses in performing the Services unless approved in advance by the Chief Executive Officer of HealthTronics. Goolsby may engage in other services, employment or occupation during the Consulting Services Period as long as such services, employment or occupation are not contrary to the provisions of this Agreement.

6. Payment/Benefits. In consideration for the provision of the Services by Goolsby, HealthTronics will pay Goolsby $11,458 semimonthly, on the first and fifteenth day of each month, beginning on October 1, 2008, until the expiration of the Consulting Services Period; provided that Goolsby shall be paid a pro-rated portion of such semi-monthly amount for the period from January 1, 2009 to January 7, 2009. Notwithstanding anything in this Agreement to the contrary, HealthTronics shall have no obligation to make any payment under this Agreement if Goolsby is in material breach of any material term of this Agreement.

If Goolsby is employed by a new employer (the date of such employment, the “New Employment Date”) during the Consulting Services Period, then (a) unless otherwise provided herein, HealthTronics shall pay to Goolsby, promptly following the New Employment Date, an amount equal to the sum of all then remaining unpaid amounts due under this Section 6 through January 7, 2009, and (b) the Consulting Services Period shall expire on the New Employment Date; provided, that Goolsby provides HealthTronics advance written notice of the New Employment Date. If the Consulting Services Period terminates or expires prior to January 7, 2009 for any other reason, unless otherwise provided herein, HealthTronics shall pay to Goolsby, promptly following such termination or expiration date, an amount equal to the sum of all then remaining unpaid amounts due under this Section 6 through January 7, 2009.

7. Nonsolicitation. Goolsby agrees that Section 1.9 and Article IV of the Employment Agreement shall continue in full force and effect after the date of this Agreement according to the terms thereof. Goolsby acknowledges and agrees that during his employment with HealthTronics he has received trade secret and other proprietary and confidential information of the Affiliated Entities. Goolsby acknowledges and agrees (a) that the provisions in Article IV of the Employment Agreement (and related provisions, including but not limited to Section 5.3 thereof) are enforceable, and (b) not to contest the enforceability of such provisions.

8. Confidentiality of Information. Goolsby has knowledge of trade secrets and other Confidential Information of the Affiliated Entities. In addition, HealthTronics agrees to disclose to Goolsby from time to time trade secrets and other Confidential Information which may be necessary for Goolsby to perform under this Agreement. Unless authorized by the Board of Directors of HealthTronics (the “Board”) in writing, Goolsby shall not directly or indirectly, acting alone or in conjunction with others, disclose to any person or entity any Confidential Information. “Confidential Information” shall include all confidential and proprietary information of the Affiliated Entities, including, without limitation, all trade, technical or technological secrets, any details of organization or business affairs, any names of past or present customers of any Affiliated Entities, any processes, services, compensation and other employment practices, research, pricing practices, price lists and procedures, purchasing, accounting, engineering, manufacturing, production, operations, organization, finances, marketing, customer lists, blueprints, product specifications, any other information, method, technique or system, or any other confidential or proprietary information relating to the business of any Affiliated Entity. Notwithstanding the foregoing, Confidential Information shall not be deemed to include any information which (a) is or becomes generally available to the public (except as a result of any misconduct by Goolsby, including but not limited to Goolsby’s breach of this Agreement or any other confidentiality obligation of Goolsby’s) or (b) is or becomes lawfully available to Goolsby on a non-confidential basis from a third party without, to Goolsby’s knowledge, breach by that third party of any obligation of confidence concerning that Confidential Information. Nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of counsel, Goolsby is legally compelled to disclose such Confidential Information, provided that Goolsby provides notice of any such compelled disclosure prior to disclosure by Goolsby so that HealthTronics may seek a protective order or confidential treatment.

9. Non-Disparagement. Goolsby and HealthTronics hereby covenant and agree that Goolsby and HealthTronics shall, at all times hereafter, refrain from making or implying any derogatory or negative references, statements or allusions concerning each other, including (with respect to statements or references by Goolsby) any of the Affiliated Entities, their partners, owners, directors, managers, officers, agents and employees, or their respective businesses or business activities, except for statements made under oath in any legal process.

10. Release.

(a) Goolsby hereby releases and discharges the Affiliated Entities and their respective partners, members, stockholders, owners, directors, managers, officers, agents and employees, individually and collectively (the “Goolsby Release”), of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. Without limiting the generality of the foregoing, Goolsby hereby acknowledges and agrees that the Goolsby Release is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to Goolsby’s employment by any Affiliated Entity, including, without limitation: any claim under state or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et. seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et. seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et. seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et. seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et. seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et. seq.; Texas Labor Code, as amended, § 21.001, et. seq.; as well as any and all claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, stock options, bonuses or profit-sharing, or taxes, excise taxes, penalties or interest owed (or for reimbursement of such taxes, excise taxes, penalties or interest) in connection with any of the aforementioned items of compensation or benefits or with any payments made under this Agreement, including, without limitation, excise taxes arising out of failure to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended; as well as any and all claims for wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, or intentional infliction of emotional distress. The foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement. The Goolsby Release is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Goolsby Release is being made and executed by Goolsby individually and on behalf of Goolsby’s heirs, successors, assigns, agents, and all persons and entities subrogated to Goolsby’s rights or to whom Goolsby’s rights are secondary or derivative.

(b) HealthTronics hereby releases and discharges Goolsby (the “HTRN Release”), of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. The foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement. The HTRN Release is intended to be and should be construed as a general, complete and final waiver and release of all claims. The HTRN Release is being made and executed by HealthTronics individually and on behalf of the Affiliated Entities.

11. Company’s Right to Inventions. Goolsby shall promptly disclose, grant and assign to HealthTronics for its sole use and benefit any and all discoveries, inventions, improvements, innovations, technical information and suggestions (including all data and records relating thereto) that relate to the Affiliated Entities’ business and were developed by Goolsby while employed by HealthTronics or are developed while performing pursuant to this Agreement and using Affiliated Entities’ property (collectively, “Know-how”), including that which Goolsby has in the past, or may hereafter during Goolsby’s provision of Services, discover, invent, author, conceive, develop, originate or acquire, whether or not patentable, copyrightable or reduced to writing. Such Know-how shall be the exclusive property of HealthTronics. Goolsby shall assist HealthTronics, at HealthTronics’ expense, in obtaining, defending and enforcing HealthTronics’ rights therein.

12. Return of Property.

(a) Except as provided in Section 12(b) below, on the date hereof, Goolsby agrees to end all further use of, and to immediately return to HealthTronics, all property of the Affiliated Entities including, without limitation, any property, assets or equipment furnished by an Affiliated Entity or created or prepared by Goolsby in connection with his employment, either alone or jointly with others. Without limiting the generality of the foregoing, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, intellectual property or future plans of the Affiliated Entities that have been collected by or held by (or under the control of) Goolsby, including any and all copies or reproductions thereof, whether in written or electronic form, shall be delivered immediately to HealthTronics. Except as provided in Section 12(b) below, Goolsby shall cease all further use of and access to any systems, intranets, networks, software, and other information technology of the Affiliated Entities, whether owned or licensed. All property, assets, correspondence, reports, records, charts, and other similar data pertaining to the business activities, research and development, intellectual property or future plans of the Affiliated Entities that are received, held or collected by Goolsby, including all copies or reproductions thereof, whether in written or electronic form, during the Consulting Services Period shall be delivered immediately to HealthTronics without request by it upon the expiration of the Consulting Services Period.

(b) Notwithstanding Section 12(a), Goolsby shall be entitled to (i) permanently retain his HealthTronics’ laptop as long as all Confidential Information has been removed from such laptop, (ii) continued access to and use of his HealthTronics e-mail address until the earlier of December 31, 2008 and the New Employment Date, and (iii) continued use of his HealthTronics cellular phone until the earlier of September 30, 2009 and the New Employment Date. The amount of in-kind benefits provided under this Section 12(b) in one taxable year does not impact the in-kind benefits to be provided in another taxable year, and the right to these in-kind benefits cannot be liquidated or exchanged for another benefit.

13. Remedies. Goolsby acknowledges and agrees that HealthTronics’ remedies at law for a breach or threatened breach of any of the provisions of Sections 7, 8, 9 or 11 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Goolsby of any of the provisions of Sections 7, 8, 9 or 11 hereof, it is agreed that, in addition to its remedies at law, HealthTronics shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting HealthTronics from pursuing any other remedies available to it for such breach or threatened breach.

14. Independent Contractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Goolsby acknowledges that, with respect to the provision of Services during the Consulting Services Period, he will be an independent contractor, will not be an agent or employee of any Affiliated Entity, will not be entitled to any Affiliated Entity employment rights or benefits (except as provided herein) and will not be authorized to act on behalf of any Affiliated Entity. Goolsby further acknowledges and agrees that, with respect to the provision of Services during the Consulting Services Period, he waives any and all rights he has, or may have, against any Affiliated Entity under the Employee Retirement Income Security Act of 1974. Goolsby shall be solely responsible for any and all tax obligations of Goolsby arising from or relating to Section 6 of this Agreement, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by Goolsby, and, in the event of any determination by the Internal Revenue Service or any other taxing authority that Goolsby is not an independent contractor of any Affiliated Entity, shall reimburse HealthTronics upon demand for any withholding taxes that should have been withheld by HealthTronics had he been an employee of HealthTronics.

15. Miscellaneous.

(a) No Assignment; Binding, Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Goolsby without the prior written consent of HealthTronics and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

(b) Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

(c) Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

(d) Survival. All provisions of this Agreement which by their terms are intended to survive termination or expiration of this Agreement, including without limitation, Sections 1, 2, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive such termination or expiration in accordance with their terms.

(e) Severability; Interpretation. Any provision of this Agreement that is found in a final judicial determination by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

(g) Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

(h) Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Goolsby, at the address set forth below or, in the case of notices to HealthTronics, to its principal office at 1301 Capital of Texas Hwy., Suite B-200, Austin, Texas 78746, to the attention of its President.

(i) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, both written and oral, with respect to the subject matter hereof.

(j) Submission to Jurisdiction. Should a dispute arise regarding this Agreement, including but not limited to a breach of this Agreement, an alleged breach, or its enforceability, Goolsby agrees that Austin, Texas is the sole and proper jurisdiction for the dispute. This Agreement is performable in whole and in part in Travis County, Texas.

[Signature page follows]

SIGNATURE PAGE TO

TERMINATION AND CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the Effective Date provided above.

HEALTHTRONICS:

HEALTHTRONICS, INC.

By:	/s/ James S. B. Whittenburg
Name:	James S. B. Whittenburg
Title:	President and Chief Executive Officer

GOOLSBY:

/s/ Ross A. Goolsby
Ross A. Goolsby

Address:	10200 Milky Way
Austin, Texas 78730

S-1

SCHEDULE 1

Stock Options

Number of Shares	Issue Date	Exercise Price per Share	Vesting Terms
100,000	1/8/07	$6.41	(1)

(1)	25,000 shares vested on January 8, 2008; 25,000 shares scheduled to vest on January 8, 2009, 2010, and 2011 in accordance with the terms of the governing stock option agreement and 2004 Equity Incentive Plan.

Schedule 1